Exhibit 99.1

Investor Relations Contact:
Raphael Gross/ Don Duffy
203.682.8200

Kona Grill Announces the Appointment of Mark Zesbaugh to its Board of Directors

SCOTTSDALE—(BUSINESS WIRE)—November 1, 2007—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today announced the appointment of Mark Zesbaugh to the Company’s board of directors. The Company’s board of directors has determined that Mr. Zesbaugh is an independent director as defined by the applicable rules of Nasdaq and the Securities and Exchange Commission (SEC). Mr. Zesbaugh will also serve as Chairman of the Company’s audit committee.

Mr. Zesbaugh recently retired from his position as chief executive officer of Allianz Life Insurance Company of North America (Allianz Life). While at Allianz Life, he also served as a member of the International Executive Committee of Allianz SE, one of the world’s largest insurance and financial services provider.

Prior to becoming CEO of Allianz Life, Mr. Zesbaugh served in various positions of increasing responsibilities at Allianz Life and Life USA Holding, Inc., which was purchased by Allianz SE, including executive vice president and chief financial officer. Throughout his 17-year career in the insurance industry, Mr. Zesbaugh provided valuable strategic and financial leadership, including the sale of Life USA Holding, Inc. to Allianz SE.

Mr. Zesbaugh is a Certified Public Accountant (inactive license holder) and a Chartered Financial Analyst. The Company’s board of directors has determined Mr. Zesbaugh qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. He is currently a member of the Twin Cities Society of Security Analysts, the Association of Investment Management and Research, and the Young President’s Organization. Mr. Zesbaugh also serves on the board of trustees for the University of St. Thomas, as well as the board of directors of Inside Edge Commercial Interior Services and the Windsor Financial Group.

“Mark has leadership capabilities in the areas of finance, insurance and business development, and brings a strong skill set to Kona Grill. We look forward to his contributions as an independent member of our board and audit committee,” said Marcus E. Jundt, President and Chief Executive Officer of Kona Grill.

About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale and Chandler, AZ; Stamford, CT; Denver, CO; Naples, FL; Lincolnshire and Oak Brook, IL; Carmel, IN; Troy, MI; Kansas City, MO; Omaha, NE; Las Vegas, NV; Austin, Dallas, Houston, San Antonio, and Sugar Land (Houston), TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.